Exhibit 107.1
Calculation of Filing Fee Tables
Form S-3
(Form Type)
UnitedHealth Group Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Senior Debt Securities	Rules 456(b) and 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Debt	Subordinated Debt Securities	Rules 456(b) and 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Equity	Preferred stock, $0.001 par value per share	Rules 456(b) and 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Equity	Common stock, $0.001 par value per share	Rules 456(b) and 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Other	Warrants	Rules 456(b) and 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Other	Guarantees	Rules 456(b) and 457(r) (1)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fees Due							N/A
(1)In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee.
(2)An indeterminate amount of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices.